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                                                                   Exhibit 99.55

                              JOINT ACKNOWLEDGEMENT





This Acknowledgement is delivered in connection with the shareholders agreement of First Dynasty Mines Armenia Limited (formerly Global Gold Armenia Limited) ("FD Armenia") (the "Shareholders Agreement") dated as of May 13, 1997 among First Dynasty Mines (USA) LLC ("FDM LLC"), as assignee of First Dynasty Mines Ltd. ("FDM"), Global Gold Corporation ("Global Gold"), and FD Armenia.

FDM, Global Gold, and FD Armenia have agreed pursuant to section 4 of the Letter Agreement dated for reference the 24th day of July, 1998 between FDM, Global Gold and Robert A. Garrison to terminate the Shareholders Agreement.

The undersigned hereby acknowledge that the Shareholders Agreement is hereby terminated and, as such, all the rights, duties and obligations of each of FDM, FDM LLC, Global Gold and FD Armenia to each other arising out of or related to the Shareholders Agreement are hereby terminated.

The undersigned also hereby acknowledge that each of FDM, FDM LLC, Global Gold, and FD Armenia are hereby released and discharged absolutely and forever from any further obligations in respect of the Shareholders Agreement.


Dated this 31st day of August, 1998.
           ----        -----

FIRST DYNASTY MINES LIMITED                 FIRST DYNASTY MINES ARMENIA LIMITED



Per: /s/ Beverly Downing                      Per: /s/ Marcus Randolph
     ---------------------------                   -------------------------
     Authorized Signatory                            Authorized Signatory


GLOBAL GOLD CORPORATION                     FIRST DYNASTY MINES (USA) LLC



Per: /s/ Robert Garrison                    Per:  /s/ Marcus Randolph
     ----------------------------                 --------------------------
      Authorized Signatory                         Authorized Signatory